Exhibit 10.13

Heads of Agreement

This Heads of Agreement is entered into between SunScout Limited (“SunScout”), a company incorporated in New Zealand, and Ballard Inc. (“Ballard”), a company incorporated in the United States of America.

This Heads of Agreement is dated 9/23/2024 and its purpose is to outline the key terms and conditions that will form the basis for the negotiation of a definitive agreement between the parties concerning the commercial licensing and distribution of SunScout’s proprietary and patent pending mulching blade technology.

Both parties acknowledge that this document sets out the essential terms of their intended collaboration and serves as a framework for the final, legally binding agreement. This Heads of Agreement reflects the mutual understanding of the parties and their commitment to negotiating in good faith toward the conclusion of a definitive agreement.

1. Purpose

This Heads of Agreement sets out the key terms for a proposed exclusive licensing arrangement between SunScout and Ballard, relating to the manufacture and distribution of SunScout’s patented mulching blade technology. The purpose of this agreement is to provide both parties with a framework for cooperation as they seek to bring this innovative blade technology to the North American and Australian markets, specifically targeting the commercial mower sector.

2. License Termsf

●	Territory: Ballard will hold an exclusive license to manufacture and distribute SunScout’s mulching blades for commercial mowers in North America and Australia. This exclusivity provides Ballard with the ability to fully leverage SunScout’s technology across key regions where Ballard has established market presence and relationships.

●	Field: Ballard’s exclusive licence will be in the field of (Commercial Mowers) as described in previous emails.

●	Exceptions to Exclusivity:

○	Field Exception: SunScout retains rights to use the technology for its own robotic mowers and the residential mower segment. Ballard’s interest in residential mowers is not a focus at present, so this exception does not conflict with Ballard’s strategic direction.

○	Territory Exception: SunScout retains rights to use, licence, or otherwise enjoy its mulching blade technology in all fields for the rest of the world outside the Territory

3. Royalty Structure

●	Exclusive License Royalty:

For the duration of the exclusive license period, Ballard will pay SunScout a royalty of 7% of gross sales. Royalty payments will be made quarterly, based on sales figures reported by Ballard, and will be subject to standard accounting transparency provisions.

○	After an initial period of 36 months, the royalty rate may be reviewed. If both parties agree to continue the license beyond this initial period, the royalty may be adjusted, with a maximum cap of 10% on gross sales, for an additional 60 months.

○	A mutually agreed upon minimum sales volume and other standard claw-back clauses (e.g., failure to meet sales targets, breach of agreement, etc.) will be included in the final license agreement to ensure both parties’ commercial interests are protected.

4. Investment and Marketing Commitment

●	Ballard will make a significant upfront investment in the commercialization of the mulching blades, which includes the cost of developing prototypes, conducting product testing, and undertaking marketing efforts to promote the product.

○	This investment is expected to include an initial production order of several hundred thousand dollars to manufacture blades for the most popular machines in Ballard’s portfolio, along with an estimated marketing spend of $25,000 to ensure the product is effectively promoted and differentiated in the market.

○	The final license agreement will specify Ballard’s commitment to investing in the product and outline milestones and performance benchmarks for product launches and sales targets.

5. Development and Testing

●	Blade Design and Production: SunScout will design mulching blades tailored to fit the commercial machines that Ballard identifies as primary targets for the product launch.

○	Ballard will provide SunScout with all necessary dimensional, interface, and machine-specific details to ensure proper design integration

○	SunScout will provide CAD models and engineering drawings to produce the blades.

○	Ballard will be manufacturing the blades, and thus it will be responsible for producing prototypes according to its own quality standards.

●	Testing Process:

○	Ballard will perform rigorous testing of the prototypes in commercial applications to validate the performance, durability, and efficiency of the blades.

○	SunScout requires a few sets of blades for internal testing and quality verification to ensure the product meets SunScout’s standards before Ballard’s performance testing begins.

●	Tooling and Manufacturing Rights: In the event that Ballard chooses not to proceed with the project after testing, SunScout reserves the option to purchase the tooling from Ballard at a fair market price, ensuring SunScout can continue production elsewhere if necessary.

6. Finder’s Fee for OEM Introductions

●	SunScout recognizes the value of Ballard’s relationships with Original Equipment Manufacturers (OEMs) in the commercial and residential mower industry. These connections present significant opportunities for introducing SunScout’s products to major industry players.

○	To incentivize these introductions, SunScout agrees to pay Ballard a finder’s fee of 3% on all mulching blade revenue generated from OEM sales that result directly from Ballard’s introductions.

○	This finder’s fee will also apply to other SunScout products, such as robotic mowers, if Ballard facilitates introductions for those products to OEM customers.

7. Exclusivity Period for Manufacturing and Testing

●	A 180-day exclusivity period will be granted to Ballard, during which time Ballard will have the exclusive right to manufacture and test SunScout’s mulching blades in the exclusive Field and Territory.

○	This period allows Ballard to work with its manufacturing partners to produce prototypes, conduct testing, and finalize designs for mass production.

○	This period includes the time for the preparation of the CAD models and engineering drawings for the test blades.

○	Both parties agree to collaborate during this period to finalize the full license agreement. If necessary, Ballard may seek production quotes from several manufacturers to ensure cost-effective and high-quality production.

8. Confidentiality

●	Both parties agree to uphold the terms of the Non-Disclosure Agreement (NDA) that has already been executed. Any confidential information exchanged during this cooperation, including technical specifications, testing data, and business strategies, will remain protected under the NDA.

9. Governing Law

This Heads of Agreement and any future agreements arising from it will be governed by the laws of New Zealand. Any disputes that arise from this agreement will be subject to the jurisdiction of the courts in Wellington.

Signatures:

This Heads of Agreement is executed by the duly authorized representatives of the parties on the date specified below. Each party acknowledges that they have read and understood this Heads of Agreement and agree to be bound by its terms as set forth above.

For SunScout Limited:

/s/ Edwin Cywinski
Edwin Cywinski
Chief Executive Officer
SunScout Limited
Date:	9/23/2024

For Ballard Inc.:

/s/ Kory Ballard
Kory Ballard
President
Ballard Inc.
Date:	9/23/2024

*	product must meet all performance expectations set forth by Ballard to proceed in any agreement moving forward.

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